EXHIBIT 99.1

Fusion Reports Third Quarter 2012 Results
NEW YORK, November 15, 2012 - Fusion Telecommunications International, Inc. (OTCQB: FSNN) has announced financial results for the third quarter ended September 30, 2012.

Fusion reported consolidated revenues of $10.0 million for the quarter ended September 30, 2012; essentially unchanged from revenues of $9.9 million for the quarter ended September 30, 2011.  Revenues in the Carrier Services business segment were $9.4 million during the quarter, as compared to $9.3 million during the third quarter of 2011.  Fusion also reported revenues of $0.58 million in the Corporate Services segment for the quarter ended September 30, 2012, a decrease of 5.8% compared to the same period of a year ago.

The Company’s performance in the third quarter of 2012 was impacted by liquidity constraints and limited working capital available during the period, as well as a one-time loss in gross profit associated with migration activities to a new rating and routing optimization system that is expected to generate improved results through efficiencies in real-time monitoring and rate administration.  Consolidated gross margin decreased to 8% for the third quarter of 2012 as compared to 11.2% for the third quarter of 2011.

Selling, general and administrative expenses (“SG&A”) increased by 8% in the third quarter of 2012 compared to the same period of a year ago.  The increase is largely due to professional fees and other expenses incurred in connection with the NBS acquisition transaction.

Fusion reported a net loss of $1.6 million for the quarter ended September 30, 2012, an increase of $0.5 million over the quarter ended September 30, 2011.  For the third quarter of 2012 and 2011, the net loss applicable to common stockholders was $1.7 million and $1.2 million, respectively, or $0.01 per share.

For the quarter ended September 30, 2012, adjusted EBITDA loss (earnings from continuing operations before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) increased $0.4 million, or 45%, to $1.3 million, as compared to $0.9 million for the quarter ended September 30, 2011.

Fusion’s third quarter 2012 results do not include the results of NBS, a Unified Communications and cloud services provider, which was acquired on October 29, 2012.  For the three months ended September 30, 2012, NBS generated preliminary unaudited revenues of approximately $6.7 million and adjusted EBITDA of approximately $1.4 million, while achieving a gross margin of approximately 50% during the quarter.  For the nine months ended September 30, 2012, NBS generated preliminary unaudited revenues of $20.3 million and adjusted EBITDA of $3.9 million.

As of September 30, 2012 and December 31, 2011, the Company had current assets of $6.0 million and 2,8 million, respectively. Current liabilities as of September 30, 2012 were $19.9 million, compared to $14.8 million at December 31, 2011.  Stockholders' deficit at September 30, 2012 and December 31, 2011 was $12.9 million and $10.6 million, respectively.

Matthew Rosen, Chief Executive Officer of Fusion, said, “The last several months have been transformational for the Company and culminated in the completion of our previously announced acquisition of NBS, a profitable Unified Communications and cloud services provider, and the closing of $22.5 million in financing, from which a substantial portion of the proceeds were used to pay the purchase price of NBS. NBS adds 5,000 business customers to the Company and in fiscal 2011 generated $26.5 million in revenue, more than 95% of which was monthly recurring and contracted, and $4.9 million in adjusted EBITDA. We also expect to achieve substantial operating synergies and generate positive adjusted EBITDA in the first quarter of 2013. NBS’s robust, scalable and flexible proprietary services platform, in combination with a national network that includes on-net hubs and facilities in several major markets, advances our cloud services strategy and provides a strong foundation for future acquisitions, all of which we expect to accelerate the pace of revenue and margin growth and significantly improve results.”

Expanding on Mr. Rosen’s comments, Don Hutchins, President and Chief Operating Officer of Fusion, said, “We are pleased that the dedicated efforts we exercised over the third quarter to conclude these exciting transactions have resulted in our beginning the fourth quarter with a significant financing and an acquisition that will help position us as a leading provider of Unified Communications and cloud services. The integration of products and services, staff, infrastructure and operations is well underway, and we have already begun to cross-sell our complementary products and services to our combined customer base.  We were especially delighted to welcome the experienced NBS professionals to the Fusion team, and look forward to working together to build on our organic growth and achieve the operational synergies we expect to drive further improvements in our financial performance.”

Use of Non-GAAP Financial Measurements:

The Company believes that EBITDA (earnings from continuing operations before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to evaluate companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant non-recurring transactions, if any, such as impairment losses and professional fees associated with pending acquisitions, which vary significantly between periods and are not recurring in nature, as well as certain recurring non-cash charges such as stock-based compensation.  Although the Company uses adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  In accordance with SEC Regulation G, the non-GAAP measurements in this press release have been reconciled to the nearest GAAP measurement, which can be viewed under the heading "Reconciliation of Net Loss to EBITDA and Adjusted EBITDA", immediately following the Consolidated Balance Sheets included in this press release.

Forward Looking Statements:

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1996. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “intend”, “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements. This disclosure highlights some of the important risks regarding the Company’s business. The primary risk of the Company is its ability to raise new and continued capital to execute its comprehensive business strategy. There may be additional risks associated with the integration of businesses following an acquisition, the Company’s ability to comply with its senior debt agreements, concentration of revenue from one source, competitors with broader product lines and greater resources, emergence into new markets, natural disasters, acts of war, terrorism or other events beyond the Company’s control, the termination of any of the Company’s significant contracts or partnerships, the Company’s inability to maintain working capital requirements to fund future operations or the Company’s ability to attract and retain highly qualified management, technical and sales personnel,  and the other factors identified by us from time to time in the Company’s filings with the Securities and Exchange Commission, which are available through http://www.sec.gov.  However, the risks included should not be assumed to be the only things that could affect future performance.

About Fusion

Fusion is a global provider of Unified Communications and cloud solutions to businesses and carriers worldwide. Fusion’s advanced, high availability service platform enables the integration of leading edge products and services in the cloud, including voice, data, managed network services, cloud computing, storage, information technology, data center services and security.  Our solutions are customized to serve the unique needs of specialized vertical markets, with a strong focus on HIPAA-compliant solutions for the healthcare industry.  Fusion’s innovative yet proven cloud-based solutions lower our customers’ cost of ownership, and deliver new levels of security, flexibility, scalability and speed of deployment. For more information, please visit www.fusiontel.com.

Fusion
Laura Nadal, 212-389-9720
lnadal@fusiontel.com

or

Hayden IR, for Fusion
James Carbonara, 646-755-7412
james@haydenir.com

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		NIne Months Ended September 30,
	2012	2011	2012	2011
Revenues	$9,959,965	$9,931,247	$31,714,105	$30,778,563
Cost of revenues	9,164,247	8,820,457	28,172,796	27,621,852
Gross profit	795,718	1,110,790	3,541,309	3,156,711
Operating expenses:
Depreciation and amortization	94,426	101,137	286,603	418,205
Selling general and administrative expenses	2,215,736	2,051,647	6,517,229	6,218,391
Advertising and marketing	15	1,613	8,048	6,995
Total operating expenses	2,310,177	2,154,397	6,811,880	6,643,591
Operating loss	(1,514,459)	(1,043,607)	(3,270,571)	(3,486,880)
Other (expenses) income:
Interest expense, net of interest income	(56,861)	(37,432)	(160,477)	(141,444)
Other	(63,576)	(27,101)	(224,419)	82,728
Total other (expenses) income	(120,437)	(64,533)	(384,896)	(58,716)
Loss from continuing operations	(1,634,896)	(1,108,140)	(3,655,467)	(3,545,596)
Discontinued operations:
Income from discontinued operations	-	(2,833)	-	5,531
Net loss	$(1,634,896)	$(1,110,973)	$(3,655,467)	$(3,540,065)
Preferred stock dividends in arrears	(101,451)	(101,729)	(302,149)	(368,446)
Net loss applicable to
common stockholders:	$(1,736,347)	$(1,212,702)	$(3,957,616)	$(3,908,511)
Basic and diluted loss per common share:
Loss from continuing operations	$(0.01)	$(0.01)	$(0.02)	$(0.03)
Loss from discontinued operations	-	(0.00)	-	0.00
Loss per common share	$(0.01)	$(0.01)	$(0.02)	$(0.03)
Weighted average common
shares outstanding:
Basic and diluted	166,432,351	144,588,746	164,107,320	138,994,794

Fusion Telecommunications International, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,727,395	$3,047
Accounts receivable, net of allowance	1,695,863	2,400,427
Prepaid expenses and other current assets	530,545	388,343
Total current assets	5,953,803	2,791,817
Property and equipment, net	717,514	831,402
Other assets:
Security deposits	437,141	437,141
Restricted cash	162,933	299,536
Intangible assets, net	78,423	165,578
Other assets	13,833	31,494
Total other assets	692,330	933,749
TOTAL ASSETS	$7,363,647	$4,556,968
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Promissory notes payable - non-related parties	$458,966	$292,039
Promissory notes payable - related parties	5,137,364	4,922,364
Accounts payable and accrued expenses	10,381,997	9,448,981
Escrow payable	3,875,250	-
Current liabilities from discontinued operations	96,345	97,835
Total current liabilities	19,949,922	14,761,219
Long-term liabilities:
Other long-term liabilities	298,945	380,243
Total long-term liabilities	298,945	380,243
Commitments and contingencies
Stockholders' deficit:
Preferred stock	50	50
Common stock	1,664,322	1,537,113
Capital in excess of par value	138,552,999	137,325,467
Accumulated deficit	(153,102,591)	(149,447,124)
Total stockholders' deficit	(12,885,220)	(10,584,494)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$7,363,647	$4,556,968

Fusion Telecommunications International, Inc. and Subsidiaries
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net loss	$(1,634,896)	$(1,110,973)	$(3,655,467)	$(3,540,065)
Income from discontinued operations	-	2,833	-	(5,531)
Interest expense and other financing costs,
net of interest income	123,090	45,043	395,521	149,054
Depreciation and amortization	94,426	101,137	286,603	418,205
EBITDA	(1,417,380)	(961,960)	(2,973,343)	(2,978,337)
Acquisition transaction expenses	82,719	-	169,981	-
Loss on disposal of property and equipment	-	24,615	-	24,615
Non-cash adjustment to tax accruals	-	-	(98,141)	-
Stock-based compensation expense	31,503	38,603	100,685	71,990
Adjusted EBITDA	$(1,303,158)	$(898,742)	$(2,800,818)	$(2,881,732)